Exhibit 10.3

MYREXIS, INC.

305 Chipeta Way

Salt Lake City, UT 84108

August 8, 2012

Martin Shkreli

c/o MSMB Capital Management LLC

330 Madison Avenue, 6th Floor

New York, New York 10017

Dear Martin:

This letter agreement is being executed and delivered in connection with a letter agreement of the same date by and among Myrexis, Inc. (“Myrexis” or “we”) and certain parties referred to therein collectively as the MSMB Parties (the “2012 Letter Agreement”), providing for the agreed-upon basis for any one or more of the MSMB Parties and you possibly to acquire shares in or other securities of Myrexis. The 2012 Letter Agreement amends a previous agreement dated as of October 18, 2011 by and among Myrexis and the MSMB Parties (the “2011 Agreement”), in connection with which we and you executed and delivered a letter agreement (the “2011 Letter Agreement”).

For the benefit to you from the 2012 Letter Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and in order to induce Myrexis to enter into the 2012 Letter Agreement, you by your countersignature below agree not to, and not to cause or permit any other existing or future Affiliate (as defined in the 2011 Agreement) of yours to, take any action or refrain from taking any action which, if done or refrained from being done by any MSMB Party, would constitute a breach of the 2011 Agreement as amended by the 2012 Letter Agreement.

You by your countersignature below acknowledge and agree that your obligations under this letter agreement and the 2011 Letter Agreement are primary obligations and that, in the event of any breach by you of any of your obligations hereunder or under the 2011 Letter Agreement, Myrexis shall be entitled to legal and equitable relief against you. No modification of the 2012 Letter Agreement, the 2011 Agreement or the 2011 Letter Agreement shall release you from or affect any of your obligations hereunder or under the 2011 Letter Agreement, unless expressly provided for in such modification.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith, whereupon this letter agreement shall take effect as an agreement between Myrexis and you.

MYREXIS, INC.

By:	/s/ Richard B. Brewer
Name: Richard B. Brewer
Title: President

Myrexis, Inc.

August 8, 2012

ACCEPTED AND AGREED TO:

/s/ Martin Shkreli
Martin Shkreli